UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): June 11, 2010 (June 10, 2010)
Buckeye Partners, L.P.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-9356	23-2432497
(State or Other	(Commission File	(I.R.S. Employer
Jurisdiction of Incorporation)	Number)	Identification No.)

One Greenway Plaza
Suite 600
Houston, TX	77046
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (832) 615-8600
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
Agreement and Plan of Merger
     On June 11, 2010, Buckeye Partners, L.P. (the “Partnership”) announced that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Partnership, Buckeye GP Holdings L.P. (“Holdings”), their respective general partners and Grand Ohio, LLC (“Merger Sub”), a subsidiary of the Partnership, pursuant to which Merger Sub will be merged into Holdings, with Holdings as the surviving entity (the “Merger”). In the transaction, the incentive compensation agreement (also referred to as the incentive distribution rights) held by the general partner of the Partnership will be extinguished, the general partner units held by the general partner of the Partnership (representing an approximate 0.5% general partner interest in the Partnership) will be converted to a noneconomic interest, all of the economic interest in Holdings will be acquired by the Partnership and Holdings unitholders will receive aggregate consideration of approximately 20 million units representing limited partnership interests in the Partnership (“LP Units”).
     The terms of the Merger Agreement were unanimously approved by the audit committee, comprised of independent directors, of the board of directors of the Partnership’s general partner, and by the board of directors of Holdings’ general partner (with the chief executive officer of each general partner recusing himself). Additionally, the majority unitholder of Holdings, BGH GP Holdings LLC, and ArcLight Energy Partners Fund III, L.P., ArcLight Energy Partners Fund IV, L.P., Kelso Investment Associates VII, L.P., and KEP VI, LLC (collectively, the “Unitholders” and, individually, a “Unitholder”) have executed a Support Agreement (“Support Agreement”) agreeing to vote in favor of the proposed transaction.
     After the Merger, the board of directors of the Partnership’s general partner is expected to consist of nine members, three of whom are expected to be the existing members of the audit committee of the board, one of whom is expected to be the existing chief executive officer of the Partnership’s general partner and three of whom are expected to be the three existing members of the audit committee of the board of directors of Holdings’ general partner. In addition, Holdings’ general partner, which will own a non-economic general partner interest in Holdings and will continue to be owned by BGH GP Holdings, LLC, will have the right and authority to designate two additional members of the board, subject to reduction if BGH GP Holdings, LLC’s ownership of LP Units drops below certain thresholds.
     The Merger Agreement provides that Holdings is subject to a “no-solicitation” covenant, which restricts its ability to (i) knowingly initiate, solicit or encourage the submission of competing proposals or (ii) participate in any discussions or negotiations regarding, or furnish to any person, any non-public information, with respect to any competing proposal. The no-solicitation restriction does not prohibit discussions or negotiations with any party that submits an unsolicited written acquisition proposal that did not result from a knowing and intentional breach by Holdings of the no-solicitation covenant if the board of directors of the general partner of Holdings determines in good faith, after consultation with its outside legal counsel and financial advisors (i) that the acquisition proposal constitutes or is likely to result in a “Superior Proposal” as defined in the Merger Agreement and (ii) that failure to take such action would be inconsistent with its fiduciary duties under the partnership agreement of Holdings and applicable law.
     The Partnership may terminate the Merger Agreement if the board of directors of the general partner of Holdings changes its recommendation to Holdings’ unitholders, in which event Holdings would be required to pay a termination fee of $29 million to the Partnership. Holdings may terminate the Merger Agreement prior to obtaining its unitholders’ approval in the event that the board of directors of its general partner determines in good faith that an acquisition proposal is a Superior Proposal, its general partner makes a change in recommendation to its unitholders, Holdings has not breached the no-solicitation covenant and Holdings enters into a definitive agreement with respect to the Superior Proposal, in which event Holdings would be required to pay a termination fee of $29 million. Holdings may terminate the Merger Agreement if the audit committee of the board of directors of the Partnership’s general partner changes its recommendation to the Partnership’s unitholders, in which event the Partnership would be required to pay a termination fee of $29 million to Holdings. Holdings will not participate in any distribution from the Partnership on its interests in the Partnership relating to any termination fee that the Partnership receives.
     Subject to certain restrictions and conditions, either the Partnership or Holdings may terminate the Merger Agreement, if (i) the Merger has not been consummated on or before December 31, 2010, unless such deadline has been extended to February 28, 2011 in accordance with the terms of the Merger Agreement, (ii) the Partnership or Holdings breaches certain representations, warranties, covenants or other agreements contained in the Merger Agreement, (iii) a regulatory authority has permanently restrained, enjoined or otherwise prohibited the consummation of the Merger or made the Merger illegal or (iv) the Partnership or Holdings fail to obtain the necessary approval of the holders of the LP Units, Common Units (as defined in the Merger Agreement) and Management Units (as defined in the Merger Agreement). Upon such termination, the Partnership or Holdings may be obligated to pay up to $6 million of the expenses of the other party. In addition, the Merger Agreement may be terminated by the mutual consent of the Partnership and Holdings.
     The Merger Agreement is subject to customary closing conditions, including, among other things, (i) approval by the affirmative vote of the holders of a majority of the LP Units outstanding and entitled to vote at a meeting of the holders of the LP Units, (ii) approval by the (a) affirmative vote of holders of a majority of the Common Units and (b) affirmative vote of holders of a majority of the Common Units and Management Units, voting together as a single class, (iii) receipt of applicable regulatory approvals, (iv) the effectiveness of a registration statement on Form S-4 with respect to the issuance of the LP Units in connection with the Merger, (v) approval for listing the LP Units to be issued in connection with the Merger on the New York Stock Exchange and (vi) the execution of the Partnership’s Amended and Restated Agreement of Limited Partnership substantially in the form attached as Annex B to the Merger Agreement.
Support Agreement
     On June 10, 2010, the Partnership and the Unitholders entered into a Support Agreement, pursuant to which the Unitholders agreed to support the Merger by, among other things, voting their Common Units and Management Units in favor of the Merger and against any alternative transaction. The Support Agreement will automatically terminate if the board of directors of the general partner of Holdings changes its recommendation to Holdings’ unitholders with respect to the Merger or the Merger Agreement is terminated.
Registration Rights Agreement
     On June 10, 2010, the Partnership and the Unitholders entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which the Partnership is obligated to file a registration statement covering the potential sale of LP units issued to the Unitholders in the Merger. In addition, the Registration Rights Agreement gives the Unitholders piggyback registration rights under certain circumstances. The Registration Rights Agreement also includes provisions dealing with holdback agreements, indemnification and contribution and allocation of expenses.
     The foregoing descriptions of the Merger Agreement, the Support Agreement and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement, the Support Agreement and the Registration Rights Agreement, which are filed as Exhibits 2.1, 10.1 and 10.2 hereto, respectively, and are incorporated into this report by reference.
ITEM 7.01. REGULATION FD DISCLOSURE
     On June 11, 2010, the Partnership and Holdings issued a Press Release regarding the Merger Agreement. The full text of the press release is furnished as Exhibit 99.1 hereto.
     The information furnished pursuant to this Item 7.01 and the accompanying Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, and is not to be incorporated by reference into any filing of the Partnership.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits.
2.1	Agreement and Plan of Merger, dated June 10, 2010, by and among Buckeye Partners, L.P., Buckeye GP LLC, Buckeye GP Holdings L.P., MainLine Management LLC and Grand Ohio, LLC, a subsidiary of the Partnership.*

10.1	Support Agreement, by and among Buckeye Partners, L.P., BGH GP Holdings, LLC, ArcLight Energy Partners Fund III, L.P., ArcLight Energy Partners Fund IV, L.P., Kelso Investment Associates VII, L.P. and KEP VI, LLC.

10.2	Registration Rights Agreement, by and among Buckeye Partners, L.P., BGH GP Holdings, LLC, ArcLight Energy Partners Fund III, L.P., ArcLight Energy Partners Fund IV, L.P., Kelso Investment Associates VII, L.P. and KEP VI, LLC.

99.1	Press release of Buckeye Partners, L.P. issued June 11, 2010.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Partnership agrees to furnish supplementally a copy of the omitted schedules to the SEC upon request.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUCKEYE PARTNERS, L.P.
By:	Buckeye GP LLC,
its General Partner

By:	/s/ William H. Schmidt, Jr.
William H. Schmidt, Jr.
Vice President, General Counsel and Secretary

Dated: June 11, 2010

Exhibit Index
(d) Exhibits.
2.1	Agreement and Plan of Merger, dated June 10, 2010, by and among Buckeye Partners, L.P., Buckeye GP LLC, Buckeye GP Holdings L.P., MainLine Management LLC and Grand Ohio, LLC, a subsidiary of the Partnership.*

10.1	Support Agreement, by and among Buckeye Partners, L.P., BGH GP Holdings, LLC, ArcLight Energy Partners Fund III, L.P., ArcLight Energy Partners Fund IV, L.P., Kelso Investment Associates VII, L.P. and KEP VI, LLC.

10.2	Registration Rights Agreement, by and among Buckeye Partners, L.P., BGH GP Holdings, LLC, ArcLight Energy Partners Fund III, L.P., ArcLight Energy Partners Fund IV, L.P., Kelso Investment Associates VII, L.P. and KEP VI, LLC.

99.1	Press release of Buckeye Partners, L.P. issued June 11, 2010.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Partnership agrees to furnish supplementally a copy of the omitted schedules to the SEC upon request.